Exhibit 99.2

Tianyin Pharmaceutical Co., Inc. (TPI) F3Q12 Earnings Call
May 15, 2012 9:00 AM ET

Operator

Good day ladies and gentlemen thank you for standing by. Welcome to the Tianyin Pharmaceutical Incorporated Third quarter fiscal 2012 annual financial results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions.

I would now like to turn the conference over to our host, Dr. James Tong. Chief Financial Officer. Please go ahead sir.

James Tong

Thank you. Good morning, good evening ladies and gentlemen. Welcome to Tianyin Pharmaceutical (TPI) third quarter fiscal 2012 earnings conference call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business Development Officer of TPI along with Dr. Guoqing Jiang, Chief Executive Officer and Chairman of the Board; Simon Ren, Director of Investor Relations.

During this conference call, we’ll be reviewing the third quarter fiscal 2012 financial highlights followed by the question-and-answer period. Before we continue please know that this call will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors such as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time-to-time in TPI’s filings and future filings with the United States Securities and Exchange Commission.

The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update those forward-looking statements.

The third quarter fiscal year 2012 ended March 31, 2012 financial highlights. Revenue delivered $14.4 million, compared with $24.9 million in third quarter fiscal year 2011. Operating income delivered $1.3 million compared to $5 million a year earlier. Net income was $0.9 million compared with $4.1 million a year earlier. Earnings were $0.03 per basic and diluted share in the third quarter of fiscal 2012 compared with $0.14 per basic or diluted share in the third quarter of fiscal 2011. Cash and cash equivalents totaled $29.9 million on March 31, 2012, operating cash flow for the nine months and in March 31, 2012 was $4.8 million compared with $12.2 million, in nine month ended March 31, 2011.

Sales for the quarter were $13.4 million, a decrease of 40.6% as compared to $24.0 million a year earlier. The decrease was mainly due to generic pricing pressure and competitive market conditions due to restrictive government policies to prioritize the Essential Drug List (EDL) drug sales that simultaneously reduced the sales and margins of higher margin generic pharmaceuticals.

Third, during the prior period, a rise in demand as a result of inventory accumulation by our downstream customers prior to the enforcement of healthcare reform policies last year.

Our top five products sales are Ginkgo Mihuan Oral Liquid (GMOL), $2.6; Apu Shuangxin (APU), $0.9 million, Azithromycin (AZI), $0.52 million; Xuelian Chongcao (XLCC), $0.65 million and Qingre Jiedu Oral Liquid (QR), $0.4 million. The use of products totaled $5.1 million in sales representing 35% of the total revenue. For the remainder of fiscal 2012, we expect that our generic portfolio analysis distribution revenue to continue with flat to slightly rising growth as a result of the current pricing restrictions from a healthcare reform policy presently in place.

Our Jiangchuan macrolide (JCM) facility production capacity is expected to ramp up after the remainder of fiscal 2012, after an initial readjustment of the production efficiency during third quarter of fiscal 2012. We project JCM sales for the fourth quarter of fiscal 2012 to reach approximately 30% of capacity or 10 tons per month. We further expect that JCM to gradually increase capacity to 80%, approximately 200 tones earning capacity by the end of 2012.

Gross margin for the quarter ended March 31, was 33.5% as compared to 43.6% a year earlier. Our organic product portfolio delivered 41.1% gross margin or 10.2% lower than our 51.4% with the respect to prior period. As a result of the mix of lower margin distribution revenue and gross margin reduction under the current pricing environment and we expect that our overall gross margin in the near term, on a quarterly comparison basis, trend lower but on a sequential basis, they stabilize depending upon revenue mix of our distribution and JCM revenue as compared to the proprietary portfolio performance.

Net income was $0.9 million for the quarter ended March 31, 2012 as compared to net income $4.1 million that includes $0.35 million non-cash gain due to the change in fair value of warrants for the quarter ended March 31, 2011, a net decrease of $2.8 million. This is direct result of the sales decrease along with the gross margin compression.

Diluted earnings per share for the quarter was $0.03 based on 29.2 million shares, compared with the earnings of $0.14 per diluted share for the quarter ended March 31, 2011 based on 29.8 million shares.

Balance sheet and cash flow. As of March 31, 2012, we had cash and cash equivalents of $29.9 million, net cash generated from operating activities was $4.8 million for the nine months ended March 31, 2012 compared with $12.2 million operating cash flow for the nine months ended March 31, 2011.

The Days Sales Outstanding, DSO for the quarter was 24.5 days, including from 38.7 days for the quarter ended March 31, 2011. We believe that TPI is adequately funded to meet all the working capital and capital expenditure needs for the fiscal 2012.

Business development highlights.

Progress update for flagship product Ginkgo Mihuan. Our flagship product Ginkgo Mihuan Oral Liquid contributes to more than 30% of our total revenue. Under the ongoing healthcare reform policies that favor the EDL drug sales. The inclusion in the national or provincial supplementary EDL lists could substantially support the market development of these products. Recently GMOL has been selected as an EDL drug in EDL provincial supplementary lists of both Henan and Shandong provinces with a combined population of approximately 200 million. The EDL status grants full insurance coverage or 100% government reimbursement for patients.

In preparation for the new GMP stipulated by the PRC government in early 2011, TPI has initiated the optimization of the manufacturing facility and production lines in compliance with the new GMP standards by 2013. The QLF (Qionglai) facility is estimated to be 80 mu or 53,000 square meters. Both pre-extraction plant and the formulation facility are to be relocated. The relocation constructing cost is estimated at $25 million for Phase I which when completed at the end of the calendar year 2012, will expand the total capacity by 30%. In early February 2012, after an initial planning stage, our QLF relocation project officially began. Our pre-extraction plant will be relocated during Phase I of the QLF project.

Fiscal year 2012 financial guidance. As a result of the current pricing restriction by the healthcare reform policy along with the rippling effect of the highly competitive market environment for our generic portfolio, we revise our fiscal 2012 revenue guidance from $100 million to $66 million and our net income guidance from $10 million to $6.5 million. Our revised estimated projection is based upon several factors including but not limited to the following: 1) A delay in JCM and revenue ramp up estimated occurring in the second half 2012; 2) reduced generic sales as a result of pricing restrictions due to the healthcare reform policy, that were partially offset by the steady revenue stream of our flagship product portfolio; and 3) flat with steady TMT distribution revenue. Management will continue to evaluate the company's business outlook and communicate any changes on the quarterly basis or as plan to focus.

Operator, please begin the question and answer period.

Question-and-Answer Session

(Operator Instructions). Our first quarter comes from the line of Adam Waldo from Lismore Partners LLC. Please go ahead sir.

Adam Waldo – Lismore Partners LLC

I want to spend a bit of time on just an update on the time line or completion of QLF Phase I. Are you still expecting that to be completed by the end of fiscal 2012?

James Tong

Yes. As we have mentioned in our earnings announcement that we have started the construction in early February and so far the foundation has been laid out and we have double checked our schedule. We reaffirm that the construction to be completed by the end of 2012.

Adam Waldo – Lismore Partners LLC

And at this point is the projected costs still expected to be $25 million or less? Are you seeing anything that I guess the higher costs, the 25 million previously communicated reaffirmed today?

James Tong

At this moment it is reconfirmed at $25 million.

Adam Waldo – Lismore Partners LLC

Okay, on our last call we had talked about that you expect to see $5 to $7 million of proceeds from the sale of existing facility back in the municipal government. Is that still your expectation and if so, when would you expect to realize that?

James Tong

We certainly expect that the proceeds of sales of the property of the land looks like after the relocation, but we do not expect that the proceeds will be booked any sooner than our relocation is completed.

Adam Waldo – Lismore Partners LLC

Okay, so what is your best current expectation for that now?

James Tong

The current expectation is that we will finish the relocation first which is then at the end of 2012 and then as we completely moved out, which means that we are moving the equipments out of the old facility to the new facility. When everything is completed, then we can submit the proposal to the local government for the transfer of the land use rights to the government.

Adam Waldo – Lismore Partners LLC

Okay, so would it be fair to assume that certainly you would have expected to realize those proceeds in banks by the end of calendar year 2012? Is that a conservative expectation at this point?

James Tong

Actually we expect that it is going to be some time in 2013. Because the whole relocation is to be finished with equipments moved out. So that will happen actually in 2013, we believe that the proceeds could be booked.

Adam Waldo – Lismore Partners LLC

2013 fiscal year or calendar year, just to be out there.

James Tong

That will be within the 2013 calendar year. At this moment we do not have the resolution of exactly which month this is going to happen.

Adam Waldo – Lismore Partners LLC

Okay, and so then again, we had some conversation on last couple of quarterly calls around going onto the bank market to seek project financing for part or all QLF phase one. Any update there?

James Tong

At this moment we do have the capital reserve for our relocation. We have about $4 million of bank debt which are renewed every year, that we pay back every year and then we renew it.

Adam Waldo – Lismore Partners LLC

So it’s a rolling once year term? Okay.

James Tong

Yes.

Adam Waldo – Lismore Partners LLC

Have you had conversations of expanding the amount of bank debt given the nature of the project rather than consuming a significant amount of company's surplus cash for the project announced?

James Tong

At this moment we do not have further plans to expand the debt financings.

Adam Waldo – Lismore Partners LLC

And the reasoning there?

James Tong

As you see, we have the $30 million on the book. At the moment, we have already spent from the last quarter of $36 million towards the construction and relocation. So I think that would be net income, the cash flow we have throughout the year, we should be able to fund the project without bringing on any additional debt.

Adam Waldo – Lismore Partners LLC

So you are not in discussions with banks at this point about any of the remaining project finance for phase I despite the company's continued strong liquidity and decent operating profitability cash generation you are intending to fund essentially all with surplus cash from the company's existing reserves.

James Tong

Yes, at this moment, yes.

Adam Waldo – Lismore Partners LLC

Just again, it’s a little counterintuitive given that the cost value is the stock buys and beyond ongoing profitability cash generation of business. Why would they see some bank debt financing at 6, 7, 8% interest rate over five to 10 year term and go off and buy back every sum stock with the existing reserves. So I'm still a little bit confused by why the project would be financed with some more bank debt and some of the existing cash reserves.

James Tong

Okay, let me bring this question to my CEO. That will certainly help you.

Guoqing Jiang

[Foreign Language].

James Tong

Dr. Jiang’s explanation is, let me translate. First of all, at the moment the relocation is not simply moving one plant to another location, it is also combined with the upgrade and compliance to the new GMP standards which just came out in March last year and enforceable for all the pharmaceutical manufacturing facilities by 2013.

And second of all, with the working capital and the debt financing, it's certainly not a zero cost to us and I can certainly understand that there is a ROE buying back stock to increase the return. Since the manufacturing plant is what supports our core business, therefore moving the plant and then expand the capacity, about 30% capacity as well as be in compliance with the new GMP standards forms the basis of the return of equity. If there is any capital needs for further upgrades or any R&D expenditures we might have for the long-term growth of the company, we might be strained for capital if we use a significant amount capital to buy back the stocks. Therefore, at this moment we think that the priority is the relocation and then we will be considering buying back shares, but please understand that from the operating point of view, to generate return on equity, our plant will need to be successfully relocated and constructed.

Adam Waldo – Lismore Partners LLC

No to be sure. So it sounds like that, the thinking is the still the same as a few months ago which is, let's get through the base line to our property location, make sure everything's in good working order in our business, possibly cash generation remain solid before we revisit share repurchase to some extent.

Operator

(Operator Instructions). And we have no further questions at this time.

James Tong

Okay, shall I say the closing remarks? Ladies and gentlemen, good morning and good evening. Thank you very much for dialing in for the third quarter fiscal year 2012 Tianyin Pharmaceuticals' earnings conference call. We appreciate your understanding and patience for our plant relocation and various business developments. We will communicate with you with any update on the progress of our major portfolio drug Gingko Mihuan and the other projects. Thank you very much.

Operator

Ladies and gentlemen, this concludes the Tianyin Pharmaceutical Incorporated third quarter fiscal 2012 annual financial results conference call. Thank you for your participation, you may now disconnect.